EXHIBIT 10.9

IsoTis

Dr. James Trotman
161 C Street # 132
Blaine, Washington 98230
USA

January 15, 2004

CONSULTANCY AGREEMENT

Dear Dr. Trotman,

ISOTIS ORTHOBIOLOGICS INC (“ISOTIS”) is pleased to note that you (“CONSULTANT”) may be interested in providing consulting services to ISOTIS relating to its business activities based on your past experience at ISOTIS.

Accordingly, ISOTIS proposes the following Agreement:

1.	CONSULTANT shall render consulting services to ISOTIS as may be requested from time to time.

2.

CONSULTANT shall make himself available to ISOTIS for consulting services for a one year period commencing October 27, 2003 such services to be carried out as requested from time to time by ISOTIS through its designated representative, Jacques Essinger, CEO, and CONSULTANT agrees to employ his best efforts to meet such requests.

3.	ISOTIS’ designated representatives shall be Dr. Jacques Essinger or such other representative(s), which it may subsequently designate in writing.

4.

For consulting services rendered hereunder, ISOTIS agrees to pay CONSULTANT the sum of US$20.  Said sum shall be paid quarterly in equal instalments.  ISOTIS will also pay CONSULTANT’s reasonable expenses, statements for which shall be submitted by CONSULTANT periodically during the period that this Agreement remains in effect, and ISOTIS will pay such expenses after receipt and approval thereof.  The above-noted payments are full and complete compensation for all obligations assumed under this Agreement.

5.	Although CONSULTANT is free to carry out other consultative arrangements, CONSULTANT shall keep confidential any technical, commercial and scientific information or data which are made available to him by ISOTIS or its affiliates, or which result from CONSULTANT’s work for ISOTIS or its affiliates; and CONSULTANT agrees that he will not disclose the same to third parties without ISOTIS’ prior written approval.

6.

The obligations of confidentiality imposed by this Agreement shall not apply to information which CONSULTANT can show was already known to CONSULTANT, information which is or becomes part of the public domain through no fault of CONSULTANT, and information which is legitimately given to CONSULTANT by a third party.

7.

CONSULTANT represents that CONSULTANT is under no obligation which is inconsistent with this Agreement and that CONSULTANT will not enter into any agreement with a third party, the terms of which may be inconsistent with this Agreement.

8.

Any notices, payments or statements to be made under this Agreement shall be made by CONSULTANT to Jacques Essinger or to any successor representative of ISOTIS at 2 Goodyear, Suite B, Irvine, California 92618, or at such other address later designated in writing by ISOTIS for such purposes.

9.	It is understood that CONSULTANT will be servicing under this Agreement as an independent contractor and that the relationship of employer and employee shall not exist between ISOTIS and CONSULTANT.

10.	The obligations set forth in paragraphs 5 and 7 hereof shall survive the expiration or termination of this Agreement.

11.

If acceptable to CONSULTANT, this Agreement will be effective as of October 27, 2003 and remain in effect for a one-year period, unless extended on a year-by-year basis by mutual agreement of the parties or terminated earlier by mutual agreement of the parties.  By signature hereof the parties agree that this Agreement shall supersede any prior written or oral agreements entered into between the parties.

12.	The terms of this Agreement shall be governed by the laws of the state of California.

If the above terms are accepted, please sign and date the duplicate copies of this letter in the spaces provided below and return one fully executed copy to ISOTIS.

Very truly yours,

ISOTIS ORTHOBIOLOGICS, INC.

/s/ JACQUES ESSINGER

By	: Jacques Essinger
Title	: CEO

AGREED TO AND ACCEPTED

/s/ Dr. James Trotman

Dr. James Trotman
Date: January 23, 2004